AMENDMENT NO.  3 TO THE PARTICIPATON AGREEMENT

Among

OPPENHEIMER VARIABLE ACCOUNT FUNDS,

OPPENHEIMERFUNDS, INC.

and

THIS AMENDMENT NO 3.  to the PARTICIPATION AGREEMENT as amended (the “Agreement”), dated  April 15, 2013 by and among Oppenheimer Variable Account Funds, OppenheimerFunds, Inc., Pacific Life Insurance Company and Pacific Life Insurance & Annuity Company  (“Company”) is entered into as of December 1, 2016 and effective as of December 15, 2016.

WHEREAS:  pursuant to the terms of the Agreement Company may purchase shares in Portfolios of the Oppenheimer Variable Account Funds (the “Funds”), on behalf of Accounts to fund certain variable annuity and variable life contracts (“Contracts”);

WHEREAS:  Pacific Select Distributors, LLC (“Pacific Select”) the distributor and principal underwriter of the Contracts issued by the Company, is registered as a broker-dealer under the Securities Exchange Act of 1934 as amended and is a member of the Financial Industry Regulatory Authority (FINRA”); and

WHEREAS:  the parties desire to add Pacific Select as a party to the agreement for the Pacific Select’s provision of distribution related services for the Contracts with assets invested in the Funds.

NOW THEREFORE:  the parties hereby amend the Agreement as follows.

1.                                      Pacific Select is hereby added as a party to the Agreement, and agrees to provide personal services, account maintenance and/or distribution assistance under the terms of section 2.5 of the Agreement as amended for beneficial owners of the Contracts with assets invested in the Funds.

2.                                      Section 2.5 of the Agreement is hereby deleted and replaced with the following new section 2.5.

“2.5                 Certain of the Funds have adopted distribution plans under Rule 12b-1 of the 1940 Act (12b-1 Plan) pursuant to which the Funds may compensate broker-dealers, banks and other financial institutions for providing personal services, account maintenance services and/or any distribution assistance (“12b-1 Services”).  If the Contracts purchase shares of a series and class of the Fund that have adopted a 12b-1 Plan, the Fund’s distributor will pay the Pacific Select for 12b-1 Services subject to the limitations set forth in the applicable Fund’s prospectus, Statement of Additional Information, and 12b-1 Plan, and such payment may be reduced revised or terminated altogether at any time at the discretion of the Fund’s Trustees.  Pacific Select agrees to provide the Trustees any information as may be reasonably necessary for the Trustees to review the Fund’s 12b-1 Plan or Plans, to determine whether such fees were used for purposes consistent with the purposes of Rule 12b-1.”

3.                                      All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No.3 to be executed in its name and on behalf of its duly authorized representative as of the date specified above.

PACIFIC LIFE INSURANCE COMPANY

Attest:	/s/ Brandon J. Cage	By:	/s/ Anthony J. Dufault
Name: Brandon J. Cage		Anthony J. Dufault
Title: Assistant Secretary		Title: Assistant Vice President

		Date:	12/1/16

PACIFIC LIFE & ANNUITY COMPANY

Attest:	/s/ Brandon J. Cage	By:	/s/ Anthony J. Dufault
Name: Brandon J. Cage		Anthony J. Dufault
Title: Assistant Secretary		Title: Assistant Vice President

		Date:	12/1/16

PACIFIC SELECT DISTRIBUTORS, LLC

Attest:	/s/ Jane M. Guon	By:	/s/ Adrian S. Griggs
Name:	Jane M. Guon	Adrian S. Griggs
Title: Secretary		Title: Chief Executive Officer

		Date:	12/2/16

OPPENHEIMER VARIABLE ACCOUNT FUND

		By:	/s/ Brian Petersen
		Title:	Treasurer

		Date:	12/7/16

OPPENHEIMERFUNDS, INC.

		By:	/s/ Lori Taylor
		Title:	Senior Vice President, OFI

		Date:	12/7/16